EXHIBIT 5

Troy & Gould Professional Corporation
1801 Century Park East, 16th Floor
Los Angeles, California 90067

March 15, 2005

CytRx Corporation
11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049

Re:	Registration Statement on Form S-8 for CytRx Corporation 2000 Long-Term Incentive Plan

Ladies and Gentlemen:

     The referenced Registration Statement on Form S-8 (the “Registration Statement”) is being filed by CytRx Corporation, a Delaware corporation (the “Corporation”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers 1,565,667 shares (the “Option Shares”) of the Corporation’s common stock, $0.001 par value per share (“Common Stock”), issuable pursuant to outstanding options under the CytRx Corporation 2000 Long-Term Incentive Plan (the “Plan”) and 5,434,333 shares (the “Reserved Shares”) of Common Stock reserved for issuance pursuant to future awards under the Plan. We are rendering this opinion pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

     In connection with this opinion, we have examined the Corrected Restated Certificate of Incorporation of the Corporation, any amendments thereto, the Restated By-Laws of the Corporation, the Plan, records of proceedings of the Corporation’s Board of Directors and confirmatory resolutions deemed by us to be relevant to this opinion, the Registration Statement and other documents and agreements we deemed necessary for purposes of expressing the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

     In our examination, we have assumed (without investigation or inquiry) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which we did not independently establish or verify, we have relied on statements and representations of officers and other representatives of the Company and others.

     This opinion is provided to the Corporation for its use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of the matter set forth below, and no opinion may be implied or inferred beyond that expressly stated.

     Based upon the foregoing, it is our opinion that the Option Shares, when issued in accordance with the terms and conditions of the applicable option agreements, and the Reserved Shares, when issued in accordance with the terms and conditions of the Plan and future awards thereunder, will be legally and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

     Please be advised that this firm owns 100,000 shares of Common Stock and warrants to purchase 6,250 shares of Common Stock.

Very truly yours,
/s/ TROY & GOULD PROFESSIONAL CORPORATION

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